Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS SECOND
QUARTER 2018 SALES AND EARNINGS

Fort Wayne, IN - July 24, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported second quarter 2018 GAAP fully diluted earnings per share (EPS) of $0.64, versus a GAAP fully diluted EPS in the second quarter 2017 of $0.64. Second quarter 2018 sales were $344.0 million, compared to 2017 second quarter sales of $305.3 million. Second quarter 2018 organic sales increased about 9 percent when excluding the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Overall, our second quarter results were strong.  Our Water Systems units in the U.S. and Canada grew organically by about 12 percent and our Fueling Systems organic revenue growth was 18 percent.  Our operating income grew by almost 20 percent and our earnings per share before restructuring expenses and the non-operational gain we realized in the second quarter last year, grew by 12 percent.  In Distribution, we continue to see revenue growth momentum and the overall results met our expectations for the quarter.  Our second quarter results were, however, held back by considerable weakness in two key international Water Systems end markets, Asia Pacific and Brazil, whose combined revenue declined over 20 percent versus the second quarter last year.  We estimate this decline resulted in our second quarter earnings per share being about 7 cents lower than we had expected.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Second Quarter
(in millions)	2018	2017	Change

Net Income attributable to FE Co., Inc. Reported	$30.5	$29.9	2%
Allocated Undistributed Earnings	$(0.2)	$—
Earnings for EPS Calculations	$30.3	$29.9	1%

Restructuring (before tax):	$0.6	$0.3

Restructuring, net of tax:	$0.5	$0.2

Earnings Before Restructuring	$30.8	$30.1	2%

Earnings Per Share	For the Second Quarter
Before and After Restructuring	2018	2017	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.0	47.0	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.64	$0.64	—%

Restructuring Per Share, net of tax	$0.01	$—

Fully Diluted EPS Before Restructuring	$0.65	$0.64	2%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q2 2017	$100.5	$31.0	$45.1	$21.7	$198.3	$61.0	$59.1	$(13.1)	$305.3
Q2 2018	$113.8	$29.0	$48.5	$19.1	$210.4	$74.1	$79.5	$(20.0)	$344.0
Change	$13.3	$(2.0)	$3.4	$(2.6)	$12.1	$13.1	$20.4	$(6.9)	$38.7
% Change	13%	(6)%	8%	(12)%	6%	21%	35%	53%	13%

Foreign currency translation	$0.8	$(2.0)	$0.2	$(0.1)	$(1.1)	$2.0	$—
% Change	1%	(6)%	1%	—%	(1)%	3%	—%

Acquisitions					$—	$—	$16.6

Volume/Price	$12.5	$—	$3.2	$(2.5)	$13.2	$11.1	$3.8
% Change	12%	—%	7%	(12)%	7%	18%	6%

Operating Income and Margins
(in millions)	For the Second Quarter 2018
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$32.3	$18.9	$4.0	$(14.7)	$40.5
% Operating Income To Net Sales	15.4%	25.5%	5.0%		11.8%

Restructuring	$0.4	$0.2	$—	$—	$0.6
Operating Income/(Loss) Before Restructuring	$32.7	$19.1	$4.0	$(14.7)	$41.1
% Operating Income to Net Sales Before Restructuring	15.5%	25.8%	5.0%		11.9%

	For the Second Quarter 2017
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$32.8	$14.9	$3.7	$(17.1)	$34.3
% Operating Income To Net Sales	16.5%	24.4%	6.3%		11.2%

Restructuring	$0.3	$—	$—	$—	$0.3
Operating Income/(Loss) Before Restructuring	$33.1	$14.9	$3.7	$(17.1)	$34.6
% Operating Income to Net Sales Before Restructuring	16.7%	24.4%	6.3%		11.3%

Water Systems

Water Systems sales were $210.4 million in the second quarter 2018, versus the second quarter 2017 sales of $198.3 million. Water Systems sales decreased about 1 percent in the quarter due to foreign currency translation. Water Systems organic sales increased about 7 percent compared to the second quarter of 2017.

Water Systems sales in the U.S. and Canada increased by about 13 percent compared to the second quarter 2017. The impact of foreign currency translation increased sales by about 1 percent. Sales of Pioneer branded dewatering equipment increased by over 70 percent in the second quarter when compared to the prior year due to strength in North American oil and gas markets and continued diversification of product sales channels and geographies. Sales of groundwater pumping equipment increased by about 11 percent on stronger residential and agricultural system sales primarily to the Headwater companies, versus the second quarter 2017. Sales of other surface pumping equipment were flat to the prior year.

Water Systems sales in markets outside the U.S. and Canada grew organically by 1 percent overall. The impact of foreign currency translation decreased sales by about 2 percent. International Water Systems sales improved in Europe, the Middle East, and Africa, but were offset by lower sales in Asia Pacific and Brazil when compared to the second quarter 2017. Combined, sales in Asia Pacific and Brazil declined by over 20 percent. In Asia Pacific, the Company’s sales in Korea declined due to an overall slowdown of the economic environment and strong first quarter sales; and in Thailand, sales were adversely impacted by declines in government funding for water related projects and by weather. In Brazil, the impact of a prolonged trucking strike in the second quarter significantly hurt the Company’s ability to deliver product to its customers.

Water Systems operating income was $32.3 million in the second quarter 2018, compared to $32.8 million in the second quarter 2017. The decline in operating income is due to lower revenue in Asia Pacific and Brazil, higher raw material costs, and product sales mix shifts.

Fueling Systems

Fueling Systems sales were $74.1 million in the second quarter 2018, versus the second quarter 2017 sales of $61.0 million. Fueling System sales increased by about 3 percent due to foreign currency translation. Fueling Systems organic sales were up about 18 percent compared to the second quarter of 2017.

Fueling Systems sales in the U.S. and Canada increased by about 7 percent compared to the second quarter 2017. The increase was broad based and included numerous product categories including fuel management, pumping, piping and containment systems. Outside the U.S. and Canada, Fueling Systems revenues grew by about 43 percent, led by stronger sales in China and Europe, partially offset by lower sales in India.

Fueling Systems operating income was $18.9 million in the second quarter of 2018, compared to $14.9 million in the second quarter of 2017. The increase in operating income is primarily related to higher sales.

Distribution

Distribution sales were $79.5 million in the second quarter 2018, versus second quarter 2017 sales of $59.1 million. In the second quarter of 2018, sales from businesses acquired since the second quarter of 2017 were $16.6 million. The Distribution segment organic sales increased about 6 percent compared to the second quarter of 2017.

The Distribution segment operating income was $4.0 million in the second quarter of 2018, compared to $3.7 million in the second quarter of 2017. The increase in operating income is primarily related to higher sales, partially offset by higher operating expenses.

Overall

The Company’s consolidated gross profit was $116.1 million for the second quarter of 2018, an increase from the second quarter of 2017 gross profit of $102.8 million. The gross profit as a percent of net sales was 33.7 percent in both the second quarters of 2018 and 2017. The gross profit increase was primarily due to higher sales.

Selling, general, and administrative (SG&A) expenses were $75.0 million in the second quarter of 2018 compared to $68.2 million in the second quarter of the prior year. The increase in SG&A expenses from acquired businesses was $3.3 million. Excluding the acquired entities, the Company’s SG&A expenses in the second quarter of 2018 were $71.7 million, an increase of about 5 percent from the second quarter 2017, driven by an increase in research and development spending.

The Company ended the second quarter of 2018 with a cash balance of $70 million, which was $2.8 million higher than at the end of 2017. The cash balance increase is attributable to higher borrowings and cash generated from operations of about $5 million compared to the first half of the prior year when cash used in operations was about $12 million.

Commenting on the outlook, Mr. Sengstack said:

“As we look forward to the back half of 2018, we remain encouraged by the momentum we have in our North America Water Systems end markets and in the global performance of Fueling Systems.  We expect our 2018 results for both business segments to be above our original expectations and to offset the lower results in the water end markets of Asia Pacific and Brazil. We believe announced pricing actions will offset estimated inflation and tariffs in the second half of 2018.

Our earnings per share guidance range is unchanged at $2.27 to $2.37.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The second quarter 2018 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/m6/p/fbf5vv8m

If you intend to ask questions during the call, please dial in using 877.644.1285 for domestic calls and 914.495.8542 for international calls. The conference ID is: 9176559.

A replay of the conference call will be available Tuesday, July 24, 2018 at 12:00 noon EDT through noon EDT on Tuesday, July 31, 2018, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 9176559.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales	$343,970	$305,349	$639,600	$525,601
Cost of sales	227,894	202,596	424,542	347,032
Gross profit	116,076	102,753	215,058	178,569
Selling, general, and administrative expenses	74,965	68,231	151,240	125,227
Restructuring expense	637	251	644	566
Operating income	40,474	34,271	63,174	52,776
Interest expense	(2,606)	(2,244)	(5,034)	(5,758)
Other income/(expense), net	45	5,506	(159)	6,178
Foreign exchange income/(expense)	(999)	(372)	(1,550)	103
Income before income taxes	36,914	37,161	56,431	53,299
Income tax expense	6,875	6,917	5,177	7,121
Net income	$30,039	$30,244	$51,254	$46,178
Less: Net (income)/loss attributable to noncontrolling interests	458	(335)	417	(539)
Net income attributable to Franklin Electric Co., Inc.	$30,497	$29,909	$51,671	$45,639

Income per share:
Basic	$0.65	$0.64	$1.10	$0.97
Diluted	$0.64	$0.64	$1.09	$0.97

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2018	December 31, 2017
ASSETS

Cash and equivalents	$70,044	$67,233
Receivables	206,542	171,007
Inventories	328,632	312,325
Other current assets	34,735	38,566
Total current assets	639,953	589,131

Property, plant, and equipment, net	205,097	215,694
Goodwill and other assets	370,696	380,528
Total assets	$1,215,746	$1,185,353

LIABILITIES AND EQUITY

Accounts payable	$82,123	$79,348
Accrued expenses and other current liabilities	61,152	66,100
Current maturities of long-term debt and short-term borrowings	167,803	100,453
Total current liabilities	311,078	245,901

Long-term debt	94,920	125,596
Income taxes payable non-current	12,971	17,391
Deferred income taxes	25,397	30,913
Employee benefit plans	38,472	42,178
Other long-term liabilities	17,300	19,251

Redeemable noncontrolling interest	764	1,502

Total equity	715,024	702,621
Total liabilities and equity	$1,215,746	$1,185,353

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	June 30, 2018	June 30, 2017

Cash flows from operating activities:
Net income	$51,254	$46,178
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	19,595	18,412
Share-based compensation	4,769	4,546
Gain on equity investment	—	(4,788)
Other	(3,083)	(3,286)
Changes in assets and liabilities:
Receivables	(40,812)	(9,289)
Inventory	(20,614)	(31,792)
Accounts payable and accrued expenses	(1,072)	(24,712)
Income taxes-U.S. Tax Cuts and Jobs Act	(4,600)	—
Other	(268)	(7,774)
Net cash flows from operating activities	5,169	(12,505)

Cash flows from investing activities:
Additions to property, plant, and equipment	(11,446)	(18,621)
Proceeds from sale of property, plant, and equipment	306	109
Acquisitions and investments	(8,428)	(52,255)
Other investing activities	199	153
Net cash flows from investing activities	(19,369)	(70,614)

Cash flows from financing activities:
Change in debt	37,333	47,196
Proceeds from issuance of common stock	1,795	2,047
Purchases of common stock	(10,953)	(2,374)
Dividends paid	(10,658)	(10,199)
Purchase of redeemable non-controlling shares	—	(5,047)
Net cash flows from financing activities	17,517	31,623
Effect of exchange rate changes on cash	(506)	2,260
Net change in cash and equivalents	2,811	(49,236)
Cash and equivalents at beginning of period	67,233	104,331
Cash and equivalents at end of period	$70,044	$55,095

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.